UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                                (Amendment No._)*


                        VIMICRO INTERNATIONAL CORPORATION
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                                (Name of Issuer)


                                 ORDINARY SHARES
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                         (Title of Class of Securities)


                                   G9366M 10 3
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                                 (CUSIP Number)


                                November 18, 2005
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |x|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9366M 10 3                  13G                     Page 2 of 5 Pages


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1. NAME OF REPORTING PERSONS INFOTECH VENTURES CAYMAN COMPANY LIMITED

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|

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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,962,000
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
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    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,962,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,962,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.9%
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12. TYPE OF REPORTING PERSON*

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G9366M 10 3                  13G                     Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

            VIMICRO INTERNATIONAL CORPORATION

Item 1(b).  Address of Issuer's Principal Executive Offices:

            15/F SHINING TOWER, NO. 35, XUEYUAN ROAD, HAIDIAN DISTRICT, BEIJING 100083, CHINA

Item 2(a).  Name of Person Filing:

            INFOTECH VENTURES CAYMAN COMPANY LIMITED

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            ROOM 2003, CYBER TOWER B, NO. 2 ZHONGGUANCUN NAN DA JIE, HAIDIAN DISTRICT, BEIJING 100086, CHINA

Item 2(c).  Citizenship:

            CAYMAN ISLANDS

Item 2(d).  Title of Class of Securities:

            ORDINARY SHARES

Item 2(e).  CUSIP Number:

            G9366M 10 3

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

     (b)    |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

     (d)    |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

     (e)    |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

     (f)    |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

     (g)    |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

     (h)    |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

     (i)    |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

     (j)    |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. G9366M 10 3                  13G                     Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

           10,962,000

     (b) Percent of class:

           7.9%

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

                  10,962,000

          (ii) Shared power to vote or to direct the vote

                  0

          (iii) Sole power to dispose or to direct the disposition of

                  10,962,000

          (iv) Shared power to dispose or to direct the disposition of

                  0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


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Item 7.  Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company or Control Person.


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Item 8.  Identification  and  Classification  of Members of the Group.


         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


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

CUSIP No. G9366M 10 3                  13G                     Page 5 of 5 Pages


Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 13, 2006
                                        ----------------------------------------
                                                        (Date)


                                          /s/ Tingru Liu
                                        ----------------------------------------
                                                      (Signature)


                                          Director
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).